SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549




                                 FORM 8-K



                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):  March 28, 1997




              CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XVII
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)




     Illinois                     0-17708                   36-3467497
-------------------           --------------           --------------------
(State or other                 (Commission            (I.R.S. Employer
 jurisdiction of               File Number)             Identification No.)
 organization)



           900 N. Michigan Avenue, Chicago, Illinois  60611-1575
           -----------------------------------------------------
                  (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
    -------------------------------------------------------------------








                       HOUSTON INDUSTRIAL PROPERTIES

                              HOUSTON, TEXAS
                      ------------------------------



ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. Carlyle Real Estate Limited Partnership - XVII ("the Partnership"), as sole general partner, has a 99% interest, and an unaffiliated entity, as a limited partner, has a 1% interest in JMB/Warehouse Associates Limited Partnership ("JMB/Warehouse"). In 1992 and 1993, JMB/Warehouse purchased five industrial properties in Houston, Texas (the "Houston Properties"). On March 28, 1997, JMB/Warehouse sold the Houston Properties. The purchaser, Rainier Texas Properties, L.P., is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiations. The Houston Properties, as of the date of sale, were 100% occupied.

     The sale price of the Houston Properties was $16,350,000 (before selling costs and prorations) which was paid in cash at closing. JMB/Warehouse used a portion of the proceeds to repay the existing mortgage notes including accrued interest of $7,131,104. The sale is expected to result in a gain in 1997 to JMB/Warehouse of approximately $3,600,000 for financial reporting purposes, of which approximately $3,560,000 would be allocated to the Partnership, and approximately $3,800,000 for Federal income tax purposes, of which approximately $3,760,000 would be allocated to the Partnership, pursuant to the JMB/Warehouse venture agreement. Pursuant to the JMB/Warehouse venture agreement, the net sale proceeds are to be allocated among the partners in accordance with their respective ownership percentages.

     The Partnership Agreement provides that subject to certain conditions, the General Partners shall receive as a distribution of the proceeds (net after expenses and liabilities and retained working capital) from the sale or refinancing of a real property up to 3% of the selling price, and that the remaining proceeds be distributed 85% to the Holders of Interests and 15% to the General Partners. However, prior to such distributions being made, the Holders of Interests are entitled to receive 99% and the General Partners 1% of net sale or refinancing proceeds until the Holders of Interests (i) have received cash distributions of "sale proceeds" or "refinancing proceeds" in an amount equal to the Holders' aggregate initial capital investment in the Partnership and (ii) have received cumulative cash distributions from the Partnership's operations which, when combined with "sale proceeds" or "refinancing proceeds" previously distributed, equal a 6% annual return on the Holders' average capital investment for each year (their initial capital investment as reduced by "sale proceeds" or "refinancing proceeds" previously distributed) commencing with the first fiscal quarter of 1990. In addition, upon termination of the Partnership, any prior distributions of sales proceeds to the General Partners must be redistributed to the Partnership if, at such time, the Holders of Interests had not previously received distributions equal to or exceeding the return levels specified in (i) and (ii) above. As the Holders of Interests are not expected to receive the return levels in (i) and (ii) above, no portion of the proceeds of this sale are being distributed to the General Partners at this time.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a)   Financial Statements.  Not applicable.

      (b)   Pro Forma Financial Information - Narrative.

                 As a result of the sale of the Houston Properties, beyond March 28, 1997, there will be no further rental income, interest income, mortgage and other interest, depreciation, property operating expenses, amortization of deferred expenses or venture partner's share of venture operations recorded for JMB/Warehouse in the consolidated financial statements of the Partnership. For December 31, 1996 the Partnership's consolidated financial statements reflected rental income, interest income, mortgage and other interest, depreciation, property operating expenses, amortization of deferred expenses and venture partner's share of venture operations of approximately $3,825,000, $238,000, $1,469,000, $631,000,
$1,374,000, $179,000 and $6,000, respectively. Rental income, interest income, mortgage and other interest, depreciation, property operating expenses, amortization of deferred expenses and venture partner's share of venture operations included in the December 31, 1996 consolidated financial statements relating to JMB/Warehouse were approximately $2,143,000, $122,000, $620,000, $250,000, $714,000, $72,000 and $6,000, respectively.
Such operating results reflected the classification of the Houston Properties as held for sale or disposition as of October 1, 1996 and therefore not subject to continued depreciation as of such date. Also as a result of the sale of the Houston Properties, there are no further assets and liabilities related to JMB/Warehouse, which at December 31, 1996 consisted of other current assets of approximately $517,000; notes receivable of approximately $76,000; properties held for sale or disposition of approximately $12,042,000; accrued rents receivable of approximately $91,000; deferred expenses of approximately $216,000;
current liabilities of approximately $667,000 and non-current liabilities of approximately $6,973,000.

      (c)   Exhibits

             1. Purchase Agreement and Joint Escrow Instructions between JMB/Warehouse Associates Limited Partnership and Olympia Properties, L.L.C. dated January 10, 1997.

             2.  Amendment to Purchase Agreement and Joint Escrow
                 Instructions between JMB/Warehouse Associates Limited Partnership and Olympia Properties, L.L.C. dated February 25, 1997.

             3. Assignment of Purchase Agreement and Joint Escrow Instructions from Olympia Properties, L.L.C. to Rainier
Texas Properties, L.P. dated March 1997.








                                SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              Carlyle Real Estate Limited Partnership-XVII

                              By:   JMB Realty Corporation
                                    Corporate General Partner



                                    By:   GAILEN J. HULL
                                          Gailen J. Hull
                                          Senior Vice President
                                          Principal Accounting Officer












Dated:  April 11, 1997